EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-158354, 333-174746, 333-172782, and 333-196486, Forms S-8 No. 333-144636, 333-153176, 333-183166, 333-202689, 333-208193 and 333-208387) of Insulet Corporation and in the related Prospectus of our report dated February 29, 2016 (except for effects of discontinued operations, as discussed in Notes 2 and 3, as to which the date is September 6, 2016), with respect to the consolidated financial statements and schedules of Insulet Corporation, included in this Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ Ernst & Young LLP
Boston, Massachusetts
February 27, 2017